Exhibit 8.2

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trade-mark Agents 199 Bay Street Suite 4000, Commerce Court West Toronto ON M5L 1A9 Canada Tel: 416-863-2400 Fax: 416-863-2653

July 28, 2023

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario, Canada M5L 1A2

Re:	Canadian Imperial Bank of Commerce Issue of U.S.$20,000,000,000 Aggregate Principal Amount of Senior Debt Securities (unsubordinated indebtedness), Subordinated Debt Securities (subordinated indebtedness) and Common Shares

Dear Sirs/Mesdames:

We have acted as special Canadian counsel to Canadian Imperial Bank of Commerce (the “Bank”) in connection with the registration statement of the Bank on Form F-3 dated July 28, 2023 (the “Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Act”) of U.S. U.S.$20,000,000,000 (or the equivalent thereof in other currencies) aggregate principal amount of senior debt securities (unsubordinated indebtedness), subordinated debt securities (subordinated indebtedness) and common shares. We hereby confirm to you that the statements of Canadian tax law set forth under the heading “Material Income Tax Consequences – Canadian Taxation” in the Registration Statement are our opinion, subject to the limitations, qualifications, assumptions and understandings set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the United States Securities and Exchange Commission. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP

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